Exhibit 99.1

                   Vesta Insurance Delays Earnings Release

  Company Receives Adverse Jury Verdict to Result in Charge to Discontinued
                         Operations in Third Quarter;
       Company Gains Financial Flexibility with Amended Credit Facility

    BIRMINGHAM, Ala., Nov. 8 /PRNewswire-FirstCall/ -- Vesta Insurance Group, Inc. (NYSE: VTA) today announced that it is delaying its earnings release and previously scheduled conference call until November 16, 2004. The Company will also file a SEC Form 12b-25 to delay the filing of its Form 10-Q until November 16, 2004.

    The delay is due to a jury verdict received this afternoon in a previously disclosed litigation case, Muhl v. Vesta, in the Supreme Court of the State of New York holding that a retrocessional reinsurance agreement referred to as Pool III did exist. Although the damages phase of the trial for both Pool I and Pool III is scheduled for December, the Company is currently estimating the potential impact of this verdict. The charge is initially estimated to be in the range of $10 to $15 million and will impact the Company's loss from discontinued operations in the third quarter.

    "We just received this disappointing verdict at 4:00 central time today, and believe that it is prudent to delay the filing of our 10-Q and earnings release until we have time to incorporate the impact of this ruling into the third quarter financials," said Norman W. Gayle, III, President and CEO.

    In addition, the Company's Board of Directors resolved to not pay a quarterly cash dividend for the period ending September 30, 2004. The Board will re-evaluate the Company's cash dividend following its fourth quarter results.

    In addition, Vesta has updated its loss estimates for the four hurricanes that impacted Florida and the southeastern United States. For the third quarter, the Company currently estimates that its total loss, after reinsurance, but including reinsurance reinstatement premiums to be $60.6 million.

    Vesta also announced that it has amended its $30 million revolving credit facility with First Commercial Bank of Birmingham, Alabama. The amended agreement releases 2.3 million shares of Affirmative Insurance Holdings common stock owned by Vesta's holding company, which was previously pledged as collateral, and contains new financial covenants.

    "The amended credit agreement provides increased financial flexibility and we are currently evaluating the allocation of capital among our businesses," said Gayle.

    The Company also announced that it has terminated the agreement to sell its life insurance operations, American Founders Financial Corporation to an unaffiliated investor group. Vesta terminated the agreement on November 5, 2004 following the buyers' failure to close after the transaction received regulatory approval on October 11, 2004. Vesta is currently evaluating alternatives related to its life insurance business, including retaining and growing the business or pursuing a divestiture.

    The company will announce the new details of its earnings release and teleconference at a later time.

    About Vesta Insurance Group, Inc.

    Vesta, headquartered in Birmingham, Ala., is a holding company for a group of insurance and financial services companies that offer a wide range of consumer-based products.

    This news release contains statements concerning management's beliefs, plans or objectives for Vesta's future operations or financial performance as well as its current estimate of the potential effect of an adverse jury verdict. These statements, whether expressed or implied, are only predictions and should be considered "forward-looking statements" under applicable securities laws. You should be aware that Vesta's actual operations and financial performance, as well as the ultimate affect of an adverse jury verdict to be recorded in our financial statements, may differ materially from those reflected in these forward-looking statements. The main factors that could affect these forward-looking statements are that the amount of reserve we determine to establish related to an adverse jury verdict is greater than we currently estimate, we may experience catastrophic losses in excess of what we expect; we may experience frequency and severity of non-catastrophic losses in excess of what we expect; the value of Affirmative Insurance's common stock experiences deterioration, or we may experience deterioration in premium volume in our standard property and casualty segment as a result of rating
actions taken by A.M. Best.   Please refer to the documents Vesta files from
time to time with the Securities and Exchange Commission, specifically Vesta's most recent Form 10-K and Exhibit 99.1 attached thereto, which contains and identifies additional important factors that could cause the actual results to differ materially from those contained in the projections or forward-looking statements.

SOURCE  Vesta Insurance Group, Inc.
    -0-                             11/08/2004
    /CONTACT: Charles R. Lambert, Vice President - Investor Relations of Vesta Insurance Group, Inc., +1-205-970-7030, or CLambert@vesta.com /
    /Web site:  http://www.vesta.com /
    (VTA)

CO:  Vesta Insurance Group, Inc.
ST:  Alabama
IN:  INS
SU:  ERN